To:	All Media
Date:	July 17, 2009

Arrow Reports Solid Second Quarter Operating Results

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three and six-month periods ended June 30, 2009.  Net income for the second quarter ended June 30, 2009 was $4.9 million, representing diluted earnings per share (EPS) of $.46, or $.05 below the diluted per share amount of $.51 earned in the second quarter of 2008, when net income was $5.4 million.  Net income for the first six months of 2009 was $11.6 million, representing diluted EPS of $1.09, or 11.2% higher than the diluted per share amount of $.98 earned in the first six months of 2008, when net income was $10.4 million.  The results for both periods include certain significant transactions, discussed further in this release, which impacted earnings in both periods. Cash dividends paid to shareholders in the first six months of 2009 was $.50, or 4.2% higher than the $.48 paid in the first six months of 2008.

Thomas L. Hoy, Chairman, President and CEO stated, “Our conservative approach to the business of commercial and consumer banking has resulted in solid earnings in spite of the continuation of the current economic recession. Strong asset quality, strong capital ratios and a heightened demand for consumer real estate financings are highlights from our operations in the first half of 2009. We are pleased to report that as of June 30, 2009, we did not own any real estate properties which financial institutions typically acquire through the foreclosure process. Our strong financial and liquidity positions continue to differentiate our condition from that of many financial institutions throughout the country.”

Certain significant transactions occurring in the just-completed three and six-month periods as well as the comparable prior-year periods impacted earnings in, and comparative earnings between, the periods.  The Company’s subsidiary banks, like all FDIC insured financial institutions, recognized an FDIC special assessment in the second quarter of 2009 which will not be paid until later this year. We expensed $475 thousand, net of tax, in the second quarter of 2009 for this assessment.  Also during the second quarter of 2009, we received an unexpected court-ordered restitution payment of $272 thousand, net of tax, from a former customer of our now-dissolved Vermont subsidiary bank. Taken together, these two transactions resulted in a $.02 decrease in EPS in the second quarter of 2009.

In the first quarter 2009, as previously reported, we transferred our merchant bank card processing to TransFirst LLC.  As a result, we recognized a net gain of $1.79 million after-tax, representing a $.17 increase in diluted EPS, for the six-month period ending June 30, 2009.  In the first quarter of 2008, as previously reported, after Visa completed an initial public offering (IPO) of its Class A common shares, Visa redeemed a portion of our holdings of Visa’s Class B common shares. This transaction resulted in net income to us of $637 thousand after-tax, or an increase of $.06 in diluted earnings per share.

Excluding the transactions described in the preceding two paragraphs, diluted earnings per share for the first six months of 2009 would have equaled $.94 per share versus $.92 for the comparative 2008 period, an increase of $.02 per share or 2.2%.

Average assets rose to $1.704 billion in the first six months of 2009 versus $1.616 billion for the same period last year, an increase of 5.5%.  The growth in average assets was derived primarily from changes in our loan portfolio as average loans increased to $1.099 billion for the first six months of 2009 from $1.046 billion in the first six months of 2008, a 5.1% increase.  Most of the loan growth occurred in the second half of 2008, not in the first half of 2009.  Loan balances outstanding at June 30, 2009 were $1.094 billion, an increase of 2.9% from the balance at June 30, 2008, but down slightly, by 1.4%, from the balance at year-end 2008.  Net interest income for the six-month period was favorably impacted by a rising net interest margin, which increased 9 basis points to 3.83% for the first six months of 2009 from 3.74% for the comparable 2008 period.  Federal Reserve Bank actions to lower the targeted federal funds rate 400 basis points since December 2007 have led to significant reductions in our short-term funding costs.  This was the principal factor leading to the margin expansion as the volume of short-term sources of funds that repriced downward in the 2009 period significantly exceeded the volume of earning assets that repriced downward and the magnitude of repricing was greater for sources of funds than for earning assets.

Total assets at June 30, 2009 reached a record high of $1.719 billion, up $87.7 million, or 5.4%, over the June 30, 2008 balance of $1.631 billion.  Deposit balances at June 30, 2009 were $1.312 billion, representing an increase of $63.4 million, or 5.1%, from the June 30, 2008 level of $1.249 billion.

Although the demand for consumer loans, primarily automobile, and business loans has softened in recent periods due to the recession, we continue to lend to credit qualified businesses and individuals within our market area.  Demand for residential financings and refinancings, however, intensified during the first six months of 2009 and we closed on $41.7 million of residential mortgages, an increase of $10.7 million, or 34.3%, from the origination volumes experienced during the first six months of 2008. However, because of interest rate risk considerations, many of these low fixed rate residential mortgage loans originated in 2009 were sold in the secondary market and as a result were not reflected in outstanding loan balances at period-end.

Our capital ratios remain strong and increased from year-end 2008.  Total shareholders’ equity rose $8.8 million since year-end 2008 to a record level of $134.6 million.  Our Tier 1 leverage ratio increased 27 basis points to 8.72% and our total risk-based capital ratio increased to 15.13%. The capital ratios of the Company and each subsidiary bank significantly exceeded the “well capitalized” regulatory standard.  Although approved to do so, we elected not to sell stock to the U.S. Treasury under the federal government’s Troubled Asset Relief Program (TARP), in light of our strong financial and liquidity positions.

The ongoing deterioration of the real estate markets and increasing levels of unemployment nationally have continued to negatively impact many financial institutions, primarily as a result of their holdings of subprime or poor-quality mortgage loans, as well as investment securities backed by pools of such loans.  Moreover, in recent periods many banks have begun to experience sudden and significant deterioration in all loan categories with sharp increases in delinquencies and charge-offs.  To date, we have not been significantly affected by such trends.  We have never engaged in the origination of subprime or other non-traditional mortgage loans as a business line, nor do we hold mortgage-backed securities backed by such mortgages in our investment portfolio.  Our commercial, residential real estate and indirect consumer loan portfolios had experienced no significant deterioration at June 30, 2009, although the communities we serve, like all areas of the U.S., have been impacted by the recession.  However, if the economic downturn continues or worsens, we may be impacted by the recession to a greater degree in the future.

Despite the significant troubles affecting the U.S. economy generally, our asset quality remained high as of June 30, 2009.  Our nonperforming loans were $3.6 million, which represented .32% of period-end loans, down slightly from the ratio at December 31, 2008.  Nonperforming assets were $4.0 million at June 30, 2009, representing .23% of period-end assets, down four basis points from March 31, 2009 and down seven basis points from December 31, 2008.  Net loan losses for the 2009 six-month period, expressed as an annualized percentage of average loans outstanding, were .10%, still low by industry averages but up from .04% for the comparable 2008 period.  Arrow’s allowance for loan losses amounted to $13.6 million at June 30, 2009, which represented 1.25% of loans outstanding, an increase of three basis points from March 31, 2009 and up five basis points from our year-end 2008 coverage ratio.

As of June 30, 2009, assets under trust administration and investment management were $771.4 million, a decrease of 14.1% from June 30, 2008.  This decrease was the result of a general decline in the equity markets and led to a 10.5% decrease in fee income from fiduciary activities for the first six months of 2009 compared to the first six months of 2008.  Included in assets under trust administration and investment management are our proprietary mutual funds, the North Country Funds, advised exclusively by our subsidiary, North Country Investment Advisers, Inc., with total assets of $187.3 million at June 30, 2009, down 7.7% from the balance a year ago.

In recent periods, many of our operating ratios have compared very favorably to our peer group, consisting of all U.S. bank holding companies having $1.0 to $3.0 billion in assets as identified in the Federal Reserve Bank’s “Bank Holding Company Performance Report” (FRB Report). The most current peer data available in the FRB Report is for March 31, 2009.  Most notably, our quarter-to-date return on average equity (ROE) for the first quarter of 2009 (as adjusted for the net gain on the transfer of our merchant bank card processing business during the quarter) was 15.94%, as compared to 1.27% for our peer group and our similarly adjusted ROE for the second quarter of 2009 was 14.31%.  Our ratio of nonperforming loans to total loans was .35% for the quarter ending March 31, 2009, compared to 2.85% for our peer group.  Our June 30, 2009 ratio was .32%.  We also have maintained a higher total risk-based capital ratio than the average for our peer group.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc. and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts) Unaudited
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Income Statement
Interest and Dividend Income	$21,501	$22,115	$43,024	$44,197
Interest Expense	6,716	7,751	13,508	17,046
Net Interest Income	14,785	14,364	29,516	27,151
Provision for Loan Losses	419	248	921	538
Net Interest Income After Provision for Loan Losses	14,366	14,116	28,595	26,613
Net Gain on Transfer of Merchant Bank Card Processing	266	---	2,966	---
Net Gain (Loss) on Securities Transactions	4	(35)	281	(35)
Net Gain on Sales of Loans	233	32	310	41
Income From Restitution Payment	450	---	450	---
Gain on Sale of Premises	---	---	---	115
Gain on Visa Stock Redemption	---	---	---	749
Income From Fiduciary Activities	1,285	1,396	2,537	2,835
Fees for Other Services to Customers	1,955	2,195	3,981	4,076
Insurance Commissions	567	499	1,095	1,047
Other Operating Income	84	94	191	200
Total Noninterest Income	4,844	4,181	11,811	9,028
Salaries and Employee Benefits	6,615	5,996	13,193	12,028
Occupancy Expenses of Premises, Net	867	882	1,827	1,775
Furniture and Equipment Expense	824	765	1,674	1,565
Amortization of Intangible Assets	79	86	168	182
Reversal of Visa Related Litigation Exposure	---	---	---	(306)
FDIC Special Assessment	787	---	787	---
FDIC Assessments	454	212	882	248
Other Operating Expense	2,493	2,468	4,961	5,096
Total Noninterest Expense	12,119	10,409	23,492	20,588
Income Before Taxes	7,091	7,888	16,914	15,053
Provision for Income Taxes	2,160	2,452	5,301	4,636
Net Income	$ 4,931	$ 5,436	$11,613	$10,417

Share and Per Share Data
Period End Shares Outstanding	10,592	10,516	10,592	10,516
Basic Average Shares Outstanding	10,583	10,593	10,579	10,619
Diluted Average Shares Outstanding	10,630	10,650	10,615	10,673
Basic Earnings Per Share	$ 0.47	$ 0.51	$ 1.10	$ 0.98
Diluted Earnings Per Share	0.46	0.51	1.09	0.98
Cash Dividends	0.25	0.24	0.50	0.48
Book Value	12.71	11.80	12.71	11.80
Tangible Book Value[1]	11.15	10.23	11.15	10.23

Key Earnings Ratios
Return on Average Assets	1.15%	1.35%	1.37%	1.30%
Return on Average Equity	14.79	17.33	17.86	16.70
Return on Tangible Equity[1]	16.87	19.94	20.42	19.24
Net Interest Margin [2]	3.77	3.92	3.83	3.74

[1] Tangible Book Value and Tangible Equity excludes intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

[2] Net Interest Margin calculated as the ratio of annualized tax-equivalent net interest income to average earning assets. Includes a tax equivalent upward adjustment of 18 basis points for both the quarterly and six-month 2009 periods and 19 and 20 basis points for the respective quarterly and six-month 2008 periods. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	June 30, 2009			June 30, 2008
	Period End	Second Quarter Average	Year-to- Date Average	Period End	Second Quarter Average	Year-to- Date Average
Balance Sheet
Cash and Due From Banks	$ 31,864	$ 27,464	$ 27,946	$ 39,013	$ 33,378	$ 33,105
Interest-bearing Balances	22,325	49,638	52,691	---	---	541
Federal Funds Sold	---	---	---	---	17,845	29,771
Securities Available-for-Sale	376,304	364,438	339,272	372,843	364,466	349,272
Securities Held-to-Maturity	156,422	146,046	141,166	111,289	113,251	113,772
Loans	1,093,789	1,093,515	1,098,813	1,062,999	1,052,803	1,045,857
Allowance for Loan Losses	(13,626)	(13,532)	(13,422)	(12,725)	(12,570)	(12,489)
Net Loans	1,080,163	1,079,983	1,085,391	1,050,274	1,040,233	1,033,368
Premises and Equipment, Net	17,532	17,550	17,496	16,492	16,399	16,438
Goodwill and Intangible Assets, Net	16,440	16,449	16,441	16,495	16,552	16,583
Other Assets	17,582	24,171	23,138	24,575	22,969	22,742
Total Assets	$1,718,632	$1,725,739	$1,703,541	$1,630,981	$1,625,093	$1,615,592
Demand Deposits	$ 189,417	$ 186,033	$ 183,513	$ 194,188	$ 188,949	$ 185,533
Nonmaturity Interest-Bearing Deposits	720,531	749,530	731,682	637,270	655,153	630,082
Time Deposits of $100,000 or More	151,682	145,335	149,019	177,472	156,850	172,230
Other Time Deposits	250,789	249,650	248,222	240,122	238,297	243,383
Total Deposits	1,312,419	1,330,548	1,312,436	1,249,052	1,239,249	1,231,228
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	64,872	56,611	54,412	55,181	55,442	53,287
Short-Term Borrowings	3,224	1,325	1,198	576	356	502
Federal Home Loan Bank Advances	160,000	160,000	160,000	160,000	161,949	160,975
Other Long-Term Debt	20,000	20,000	20,000	20,000	20,000	20,000
Other Liabilities	23,531	23,537	24,368	22,092	21,920	24,164
Total Liabilities	1,584,046	1,592,021	1,572,414	1,506,901	1,498,916	1,490,156
Common Stock	14,729	14,729	14,729	14,729	14,729	14,729
Surplus	164,615	164,079	163,785	162,085	161,946	161,847
Undivided Profits	31,790	30,801	29,152	20,675	19,385	17,848
Unallocated ESOP Shares	(2,204)	(2,236)	(2,269)	(2,572)	(2,137)	(1,854)
Accumulated Other Comprehensive Loss	(7,752)	(7,484)	(8,365)	(5,936)	(4,264)	(4,049)
Treasury Stock	(66,592)	(66,171)	(65,905)	(64,901)	(63,482)	(63,085)
Total Shareholders’ Equity	134,586	133,718	131,127	124,080	126,177	125,436
Total Liabilities and Shareholders’ Equity	$1,718,632	$1,725,739	$1,703,541	$1,630,981	$1,625,093	$1,615,592

Assets Under Trust Administration and Investment Management	$771,442			$897,729

Capital Ratios
Tier 1 Leverage Ratio	8.72%			8.45%
Tier 1 Risk-Based Capital Ratio	13.88			12.77
Total Risk-Based Capital Ratio	15.13			13.96

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	June 30,
	2009	2008
Second Quarter Ended June 30:

Loan Portfolio
Commercial, Financial and Agricultural	$ 84,302	$ 86,933
Real Estate – Commercial	203,446	195,486
Real Estate – Residential	459,908	444,259
Indirect and Other Consumer Loans	346,133	336,321
Total Loans	$1,093,789	$1,062,999

Allowance for Loan Losses, Second Quarter
Allowance for Loan Losses, Beginning of Quarter	$13,450	$12,480

Loans Charged-off, Quarter-to-Date	(318)	(268)
Recoveries of Loans Previously Charged-off, Quarter-to-Date	75	265
Net Loans Charged-off, Quarter-to-Date	(243)	(3)

Provision for Loan Losses, Quarter-to-Date	419	248
Allowance for Loan Losses, End of Quarter	$13,626	$12,725

Nonperforming Assets
Nonaccrual Loans	$3,145	$1,941
Loans Past Due 90 or More Days and Accruing	409	593
Total Nonperforming Loans	3,554	2,534
Repossessed Assets	59	53
Other Real Estate Owned	---	242
Nonaccrual Investments	400	---
Total Nonperforming Assets	$4,013	$2,829

Key Asset Quality Ratios
Allowance for Loan Losses to Period-End Loans	1.25%	1.20%
Allowance for Loan Losses to Nonperforming Loans	383.40	502.17
Nonperforming Loans to Period-End Loans	0.32	0.24
Nonperforming Assets to Period-End Assets	0.23	0.17
Net Loans Charged-off to Average Loans, Three Months Annualized	0.09	0.00
Provision for Loan Losses to Average Loans, Three Months Annualized	0.15	0.09

	June 30,
Six-Month Period Ended June 30:	2009	2008

Allowance for Loan Losses, Six Months
Allowance for Loan Losses, Beginning of Year	$13,272	$12,401

Loans Charged-off, Year-to-Date	(739)	(563)
Recoveries of Loans Previously Charged-off, Year-to-Date	172	349
Net Loans Charged-off, Year-to-Date	(567)	(214)

Provision for Loan Losses, Year-to-Date	921	538
Allowance for Loan Losses, End of Period	$13,626	$12,725

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Six Months Annualized	0.10%	0.04%
Provision for Loan Losses to Average Loans, Six Months Annualized	0.17	0.10